United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: October 31, 2005
(Date of earliest event reported)
EMAK Worldwide, Inc.
(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)
6330 San Vicente Boulevard
Los Angeles, California 90048
(Address of Principal executive offices, including zip code)
(323) 932-4300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
     As previously reported by EMAK Worldwide, Inc. (the “Company”) in its Quarterly Report on Form 10-Q for the period ended June 30, 2005, on August 9, 2005, the Company was notified by the Subway Franchisee Advertising Fund Trust (“SFAFT”) that following completion of fulfillment on Subway Restaurant’s kids meal programs by the Company’s Johnson Grossfield agency in November 2005, the relationship between Johnson Grossfield and Subway Restaurants will be terminated. SFAFT elected to establish a sole source supplier relationship with another agency. This included the exercise by SFAFT of its termination rights under a Management and Fulfillment Agreement dated December 31, 2004.
     As a result of the loss of the agency’s primary client, the Company made the determination to close the agency’s Minneapolis office effective October 31, 2005. In the third quarter of 2005, the Company recorded a pre-tax, non-cash charge of approximately $3.4 million relating to goodwill impairment in connection with the loss of the Johnson Grossfield agency’s primary client. The Company also recorded charges of approximately $106,000 in the third quarter of 2005 for one-time employee termination benefits related to the closure of the Minneapolis office. The Company expects to incur approximately $250,000 in additional costs during the fourth quarter of 2005. No additional costs are expected to be incurred after December 31, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, INC.
Date: November 4, 2005	By:	/S/ TERESA L. TORMEY
Teresa L. Tormey,
Executive Vice President, General Counsel and Secretary

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